                                                                     EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           PER-SE TECHNOLOGIES, INC.,

                           HEALTH DATA SERVICES, INC.,

                 PATIENT ACCOUNT MANAGEMENT SERVICES, INC., AND

                       MARC SALTZBERG, RAYMOND DELBROCCO,

                          CHARLES MOORE, AND LARRY SHAW

                             DATED DECEMBER 8, 2000

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

                                TABLE OF CONTENTS

                                                                                                                    PAGE

1.       DEFINITIONS..............................................................................................    1

2.       ACQUISITION OF STOCK OF HEALTH DATA SERVICES, INC. AND PATIENT ACCOUNT MANAGEMENT SERVICES, INC..........    8
         2.1.     Purchase and Sale of Shares.....................................................................    8
         2.2.     Stock Purchase Consideration....................................................................    8
         2.3.     Payment of Stock Purchase Consideration.........................................................    8
         2.4.     Surrender of Certificates for Shares............................................................    9
         2.5.     Time and Place of Closing.......................................................................    9
         2.6.     Deliveries at the Closing.......................................................................    9
         2.7.     Minimum Net Working Capital Adjustment to Stock Purchase Consideration..........................   10
         2.8.     Allocation of Stock Purchase Consideration......................................................   11

3.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.......................................................   11
         3.1.     Organization and Good Standing..................................................................   11
         3.2.     Authority; No Conflict..........................................................................   11
         3.3.     Capitalization..................................................................................   12
         3.4.     Financial Statements............................................................................   13
         3.5.     Books and Records...............................................................................   13
         3.6.     Title to Properties; Encumbrances...............................................................   14
         3.7.     Condition and Sufficiency of Assets.............................................................   14
         3.8.     Accounts Receivable.............................................................................   14
         3.9.     No Undisclosed Liabilities......................................................................   15
         3.10.    Taxes...........................................................................................   15
         3.11.    No Material Adverse Change......................................................................   16
         3.12.    Employee Benefits...............................................................................   16
         3.13.    Compliance with Legal Requirements; Governmental Authorizations.................................   19
         3.14.    Legal Proceedings; Orders.......................................................................   20
         3.15.    Absence of Certain Changes and Events...........................................................   21
         3.16.    Contracts; No Defaults..........................................................................   22
         3.17.    Insurance.......................................................................................   24
         3.18.    Environmental Matters...........................................................................   25
         3.19.    Employees.......................................................................................   26
         3.20.    Labor Relations; Compliance.....................................................................   27
         3.21.    Intellectual Property...........................................................................   27
         3.22.    Certain Payments................................................................................   30
         3.23.    Disclosure......................................................................................   30
         3.24.    Relationships with Related Persons..............................................................   30
         3.25.    Brokers or Finders..............................................................................   31
         3.26.    Charter Provisions, Etc.........................................................................   31
         3.27.    HSR Compliance..................................................................................   31

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........................................................   31
         4.1.     Organization and Good Standing..................................................................   31
         4.2.     Authority; No Conflict..........................................................................   31
         4.3.     Certain Proceedings.............................................................................   32
         4.4.     Brokers or Finders..............................................................................   32

5.       COVENANTS................................................................................................   32
         5.1.     Access and Investigation........................................................................   32
         5.2.     Operation of the Business of the Companies......................................................   32
         5.3.     Negative Covenant...............................................................................   33
         5.4.     Permitted Distribution..........................................................................   33
         5.5.     Saltzberg Lease.................................................................................   33
         5.6.     Required Approvals..............................................................................   33
         5.7.     Indebtedness of Related Persons.................................................................   33
         5.8.     No Negotiation..................................................................................   34
         5.9.     Best Efforts....................................................................................   34
         5.10.    Confidentiality.................................................................................   34
         5.11.    Books and Records; Cooperation..................................................................   34

6.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE..................................................   35
         6.1.     Accuracy of Representations.....................................................................   35
         6.2.     Performance of Companies and Shareholders.......................................................   35
         6.3.     Consents........................................................................................   36
         6.4.     Additional Documents............................................................................   36
         6.5.     Minimum Cash of the Companies...................................................................   37
         6.6.     No Proceedings..................................................................................   37
         6.7.     No Claim Regarding Ownership or Sale Proceeds...................................................   37
         6.8.     No Prohibition..................................................................................   37
         6.9.     Due Diligence...................................................................................   37
         6.10.    Section 338(h)(10) Election.....................................................................   37

7.       CONDITIONS PRECEDENT TO THE COMPANIES' AND THE SHAREHOLDERS' OBLIGATION TO CLOSE.........................   38
         7.1.     Accuracy of Representations.....................................................................   38
         7.2.     Purchaser's Performance.........................................................................   38
         7.3.     Additional Documents............................................................................   38
         7.4.     No Injunction...................................................................................   38

8.       TERMINATION..............................................................................................   39
         8.1.     Termination Events..............................................................................   39
         8.2.     Effect of Termination...........................................................................   39

9.       INDEMNIFICATION; REMEDIES................................................................................   39
         9.1.     Survival........................................................................................   39
         9.2.     Indemnification and Payment of Damages by the Companies and the Shareholders....................   40
         9.3.     Indemnification and Payment of Damages by Purchaser.............................................   41
         9.4.     Time Limitations................................................................................   41


                                       ii
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
         9.5.     Limitations on Amount - Shareholders............................................................   41
         9.6.     Limitations on Amount - Purchaser...............................................................   42
         9.7.     Procedure for Indemnification -- Third Party Claims.............................................   43
         9.8.     Procedure for Indemnification -- Other Claims...................................................   44
         9.9.     Transaction Escrow..............................................................................   44

10.      GENERAL PROVISIONS.......................................................................................   44
         10.1.    Expenses........................................................................................   44
         10.2.    Public Announcements............................................................................   44
         10.3.    Notices.........................................................................................   45
         10.4.    Jurisdiction; Service of Process................................................................   46
         10.5.    Further Assurances..............................................................................   46
         10.6.    Waiver..........................................................................................   46
         10.7.    Entire Agreement and Modification...............................................................   46
         10.8.    Disclosure Schedule.............................................................................   47
         10.9.    Assignments, Successors, and No Third-Party Rights..............................................   47
         10.10.   Severability....................................................................................   47
         10.11.   Section Headings; Construction..................................................................   47
         10.12.   Time of Essence.................................................................................   47
         10.13.   Governing Law...................................................................................   48
         10.14.   Counterparts....................................................................................   48
         10.15.   Shareholder Representative......................................................................   48
         10.16.   Dispute Resolution and Arbitration..............................................................   49

                                    EXHIBITS

Exhibit A         Purchase Price Allocation
Exhibit B         Permitted Distribution
Exhibit C         Form of Employment Agreement
Exhibit D         Form of Noncompetition and Assignment and Inventions Agreement
Exhibit E         Form of Escrow Agreement
Exhibit F         Required Consents
Exhibit G         Form of Opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
Exhibit H         Form of Landlord Estoppel Certificate
Exhibit I         Form of Opinion of Powell, Goldstein, Frazer & Murphy LLP
Exhibit J         Form of Opinion of Robert Q. Jones, Jr.


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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made as of December 8, 2000, by and among PER-SE TECHNOLOGIES, INC., a Delaware corporation ("Purchaser"), HEALTH DATA SERVICES, INC., an Ohio corporation ("Health Data"), PATIENT ACCOUNT MANAGEMENT SERVICES, INC., an Ohio corporation ("Patient Account Management") (Health Data and Patient Account Management are singularly referred to herein as a "Company", and are collectively referred to herein as the "Companies"), MARC SALTZBERG, an individual resident of the State of Ohio ("Saltzberg"), RAYMOND DELBROCCO, an individual resident of the State of Ohio ("DelBrocco"), CHARLES MOORE, an individual resident of the State of Ohio ("Moore"), and LARRY SHAW, an individual resident of the State of Ohio ("Shaw") (Saltzberg, DelBrocco, Moore, and Shaw are each a "Shareholder" and collectively, the "Shareholders"). The Purchaser, the Companies, and the Shareholders are collectively referred to herein as the "Parties".

                                    RECITALS

         Health Data is in the business of providing a service through which hospitals may electronically submit medical claims to insurance companies and other applicable payors, and Patient Account Management is in the business of providing a service which assists hospitals in the outsourcing of their billing and collection functions.

         Saltzberg, DelBrocco, and Moore are the holders of all of the issued and outstanding capital stock of Health Data, and the Shareholders are the holders of all of the issued and outstanding capital stock of Patient Account Management.

         This Agreement contemplates a transaction in which the Purchaser shall purchase one hundred percent (100%) of the capital stock of each of the Companies from the Shareholders, and in connection therewith, the Shareholders will receive consideration in the form of cash.

                                    AGREEMENT

         In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCOUNTANTS" - as defined in Section 2.7(b).

         "ACCOUNTS RECEIVABLE" - as defined in Section 3.8.

         "ADJUSTMENT SCHEDULE" - as defined in Section 2.7(b).

         "APPLICABLE CONTRACT" -- any Contract (a) under which either of the Companies has or may acquire any rights, (b) under which either of the Companies has or may become subject to any obligation or liability, or (c) by which either of the Companies or any of the Assets owned or used by either of the Companies is or may become bound.

         "ASSETS" shall mean all of the assets, properties and rights of each of the Companies used directly or indirectly in the conduct of, or generated by or constituting, the Business of each respective Company.

         "AUDITED BALANCE SHEET" -- as defined in Section 3.4.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BUSINESS" shall mean, with respect to Health Data, the business of providing a service through which hospitals may electronically submit medical claims to insurance companies and other applicable payors, and shall mean, with respect to Patient Account Management, the business of providing a service which assists hospitals in the outsourcing of their billing and collection functions.

         "CERTIFICATES" - as defined in Section 2.4.

         "CLOSING" -- as defined in Section 2.5.

         "CLOSING BALANCE SHEET" - as defined in Section 2.7(b).

         "CLOSING DATE" -- as defined in Section 2.5.

         "COMPANY GROUP" as defined in Section 3.12(a).

         "COMPANY PLAN" -- as defined in Section 3.12(b).

         "COMPANY QUALIFIED PLANS" - as defined in Section 3.12(c).

         "CONFIDENTIAL INFORMATION" -- (a) confidential data and confidential information relating to the business of any Party (the "PROTECTED PARTY") which is or has been disclosed to another Party (the "RECIPIENT") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property Assets, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information


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shall not include any data or information that (v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including but not limited to (a) the acquisition of the Health Data Shares and the Patient Account Management Shares from the Shareholders, and the payment of the Stock Purchase Consideration therefor; (b) the execution, delivery, and performance of each Employment Agreement, each Noncompetition Agreement, and the Escrow Agreement; (c) the performance by Purchaser, the Companies, and the Shareholders of their respective covenants and obligations under this Agreement; and (d) Purchaser's ownership of the Assets, and exercise of control over the Business, of each of the Companies.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "COPYRIGHTS" - as defined in Section 3.21(a).

         "DAMAGES" -- as defined in Section 9.2.

         "DISCLOSURE SCHEDULE" - as defined in Section 3.

         "EMPLOYEES" - as defined in Section 3.12(b).

         "EMPLOYMENT AGREEMENT" -- as defined in Section 6.2(b)(i).

         "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response


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action," include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions that could have significant impact on the Environment; preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" - as defined in Section 3.12(b)(i).

         "ESCROW AGREEMENT" - means that certain Escrow Agreement by and among the Purchaser, the Shareholders, and SunTrust Bank as Escrow Agent (the "ESCROW AGENT"), substantially in the form of Exhibit E hereto.

         "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by either of the Companies and any buildings, plants, structures, or equipment (including motor vehicles and trucks) currently or formerly owned or operated by either of the Companies.

         "GAAP" -- United States generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HEALTH DATA SHARES" -- shall mean the shares of common stock of Health Data, no par value.

         "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


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         "INDEMNIFIED PERSON" - as defined in Section 9.2.

         "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.21.

         "INTERIM BALANCE SHEET" -- as defined in Section 3.4.

         "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

         "Knowledge" with respect to the Companies shall mean the Knowledge of each of the Shareholders.

         "LEASED REAL PROPERTY" - all real property leased to the Companies.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MARKS" - as defined in Section 3.21(a).

         "MATERIAL CONTRACT" as defined in Section 3.16(a).

         "NET WORKING CAPITAL" - as defined in Section 2.7(a).

         "NONCOMPETITION AGREEMENTS" -- as defined in Section 6.2(b)(ii).

         "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any trust agreement adopted in connection with any trust; and
(e) any amendment to any of the foregoing.

         "PATENTS" - as defined in Section 3.21(a).

         "PATIENT ACCOUNT MANAGEMENT SHARES" - shall mean the shares of common stock of Patient Account Management, no par value.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE ADJUSTMENT" - as defined in Section 2.7(a).

         "PURCHASE PRICE ALLOCATION" - as defined in Section 2.8.

         "RELATED PERSON" -- with respect to a particular individual:

                  (a)      each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;


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

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SALTZBERG LEASE" - as defined in Section 5.5.

         "SECTION 338(H)(10) ELECTION" - as defined in Section 6.10.

         "SECURITIES ACT" - the Securities Act of 1933, as amended, and the regulations and rules pursuant to the same.

         "SECURITY INTEREST" -- means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens incurred in the Ordinary Course of Business not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SHARES" - means, collectively, the Health Data Services Shares and the Patient Account Management Shares.

         "STOCK PURCHASE CONSIDERATION" - as defined in Section 2.2.

         "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy assessment, tariff, duty (including customs


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

duty), deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "TRADE SECRETS" - as defined in Section 3.21(a).

         "TRANSACTION ESCROW" - as defined in Section 9.9.

2. ACQUISITION OF STOCK OF HEALTH DATA SERVICES, INC. AND PATIENT ACCOUNT MANAGEMENT SERVICES, INC.

         2.1.     Purchase and Sale of Shares.

         On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser will purchase, acquire and accept from the Shareholders, and the Shareholders will sell, assign, convey, and deliver to the Purchaser, all of their right, title, and interest in and to the Shares, free and clear of any Encumbrance.

         2.2.     Stock Purchase Consideration.

         At Closing, all of the Shares shall represent the right to receive in the manner provided in Section 2.3 below, Twenty Five Million Thirty Nine Thousand Seven Hundred Seventeen Dollars ($25,039,717.00), subject to post-Closing adjustment as provided in Section 2.7 below (the "Stock Purchase Consideration").

         2.3.     Payment of Stock Purchase Consideration.

         At Closing, the Stock Purchase Consideration shall be reduced or paid as follows:

                  (a) Seven Hundred Sixty Two Thousand Five Hundred Dollars ($762,500.00) shall be paid to Jefferies & Company, Inc., in satisfaction of the brokerage fee referenced in Section 3.25 hereof;

                  (b) One Million Two Hundred Thousand Dollars ($1,200,000.00) shall be paid to the Companies, for payment of certain employee/consultant bonuses, as reflected upon the November 30, 2000, GAAP financial statements of the Companies as accrued bonuses;


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

                  (c) Three Million Dollars ($3,000,000.00) shall be paid to the Shareholder Representative, who shall immediately pay the same to the Escrow Agent pursuant to the terms of the Escrow Agreement, to be held and disbursed as provided in Section 9.9 below and the Escrow Agreement; and

                  (d) The balance of the Stock Purchase Consideration shall be paid to a bank or other accounts designated by the Shareholder Representative in writing to the Purchaser at least two business days prior to the Closing Date by wire transfer or other immediately available funds, which amount shall be allocated and paid to the Shareholders, as set forth on Schedule 2.3(d).

         2.4.     Surrender of Certificates for Shares.

         At the Closing, each Shareholder shall deliver an executed letter of transmittal, in a form reasonably satisfactory to the Purchaser, together with those original certificates that immediately prior to the Closing Date represented the Shares held by the Shareholders, or a duly executed affidavit of lost certificate and indemnity for any certificate which has been lost, stolen, seized or destroyed (the "Certificates"), to the Purchaser. Upon the surrender of Certificates to the Purchaser, the Shareholders shall be entitled to receive in exchange therefor the Stock Purchase Consideration in accordance with the provisions of this Agreement.

         2.5.     Time and Place of Closing.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, NE, 16th Floor, Atlanta, Georgia 30303, no later than 9:00 a.m. on December 8, 2000, or such other date and time, or in such other manner, as the Parties may agree (the "Closing Date"). Subject to the provisions of Section 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.6.     Deliveries at the Closing.

         At the Closing, the Companies and the Shareholders will deliver to the Purchaser the various certificates, instruments, and documents referred to in
Section 6 below; the Purchaser will deliver to the Companies and the Shareholder Representative the various certificates, instruments, and documents referred to in Section 7 below; the Companies and the Shareholders will execute, acknowledge (if appropriate), and deliver to the Purchaser such documents as the Purchaser and its counsel may reasonably request; the Purchaser will execute, acknowledge (if appropriate), and deliver to the Companies and the Shareholder Representative such documents as the Companies, the Shareholder Representative, and their counsel reasonably may request; and the Purchaser will deliver Stock Purchase Consideration in accordance with Section 2.3 above.

         2.7. Minimum Net Working Capital Adjustment to Stock Purchase Consideration.

                  (a) The Stock Purchase Consideration shall be reduced on a dollar-for-dollar basis to the extent that the "Net Working Capital" (as hereafter defined) of the Companies, on a consolidated basis, as of November 30, 2000, is less than $2,390,000.00. The term "Net Working Capital" means the excess of the current assets over the sum of its current liabilities (excluding from the calculation "accrued bonuses" in the amount of $1,200,000.00, and $70,000 of transaction expenses reflected in accounts payable, each of which shall be paid by the Shareholders from the proceeds of the Purchase Price, each as reflected on the November 30, 2000, GAAP financial statements of the Companies) and all indebtedness (whether classified as short-term or long-term indebtedness) of the Companies on a consolidated basis as of November 30, 2000, determined in accordance with GAAP applied on a basis consistent with the Financial Statements and without adjustments with respect to any of the transactions contemplated by this Agreement. Any increase or decrease in the Stock Purchase Consideration pursuant to this Section 2.7 shall be referred to as a "Purchase Price Adjustment".

                  (b) As soon as practicable after the Closing Date, but not later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Shareholder Representative a combined balance sheet of the Companies as of November 30, 2000 ("Closing Balance Sheet"), together with a separate certificate calculating the Net Working Capital on November 30, 2000, determined in accordance with this Agreement, and showing any calculations with respect to any necessary Purchase Price Adjustment (the "Adjustment Schedule"). Within thirty (30) days of the Shareholder Representative's receipt of the Closing Balance Sheet and Adjustment Schedule, Shareholder Representative may deliver written notice to the Purchaser of any objections, and the basis therefor, which Shareholder Representative may have to the contents of the Closing Balance Sheet or Adjustment Schedule. The failure of the Shareholder Representative to deliver such notice within the prescribed time period will constitute the Shareholders' acceptance of the adjustments indicated. If Purchaser and Shareholder Representative are unable to resolve any disagreement with respect to the Purchase Price Adjustment within fifteen (15) days following Purchaser's receipt of Shareholder Representative's notice of dispute, then the items in dispute will be referred to Ernst & Young LLP (the "Accountants") for final determination within thirty (30) days after such referral, which determination shall be final and binding on the Parties. If the Accountants are unable or unwilling to serve, then the matter shall be referred to another nationally recognized firm of accountants not affiliated with any of the Parties as mutually agreed or as reasonably determined by the Purchaser and the Shareholder Representative. The fees and expenses of the Accountants shall be borne by the losing party, or to the extent each party prevails in part, each party shall pay the fees and expenses to the extent it is the losing party, as determined by the Accountants.

                  (c) If, based on the Adjustment Schedule as finally determined, there is a Purchase Price Adjustment, the net amount shall be paid to the Purchaser or the Shareholders, as applicable. Final amounts due hereunder shall be paid no later than five (5) business days following the Shareholder Representative's agreement with the Purchaser's calculation of the Purchase Price Adjustment, or in the event of a disagreement, following the resolution of such disagreement by written agreement by the Purchaser and the Shareholder Representative, or the determination of the Accountants pursuant to Section 2.7(b) above. Purchaser shall have the option, but shall not be obligated, to obtain the amount of any Purchase Price Adjustment due to it out of the amounts held under the Escrow Agreement.

         2.8.     Allocation of Stock Purchase Consideration.

         The Stock Purchase Consideration will be allocated for all purposes (including Tax and financial accounting purposes) as set forth (or in accordance with the methodology set forth) in Exhibit A hereto (the "Purchase Price Allocation"). Each of the Parties hereto will not take a position on any Tax Return, before any Governmental Body charged with the collection of any Tax, or in any Proceeding, that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely filing consistent with such allocation on applicable forms with the IRS.

3.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 3 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding section of the disclosure schedule prepared by the Companies and the Shareholders accompanying this Agreement and initialed by the Purchaser and the Shareholder Representative (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         3.1.     Organization and Good Standing.

                  (a) Schedule 3.1 contains a complete and accurate list of the jurisdictions of incorporation of each of the Companies and other jurisdictions in which each of the Companies is authorized to do business. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

                  (b) Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (c) Each of the Companies has delivered to Purchaser true and correct copies of its Organizational Documents, minute books, stock records and related documents, as currently in effect.

         3.2.     Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of each of the Companies and each Shareholder, enforceable against each of the Companies and each Shareholder in accordance with its terms. Upon the execution and delivery by each of the Companies and each Shareholder of, the Noncompetition Agreements and the Escrow

Agreement, and by Saltzberg, DelBrocco, Moore, and Shaw of each of the Employment Agreements (collectively, the "Company Closing Documents"), the Company Closing Documents to which the Companies and the Shareholders are a party will constitute the legal, valid, and binding obligations of each of the Companies and each Shareholder, enforceable against each of the Companies and each Shareholder in accordance with their respective terms. The boards of directors of each of the Companies and all of the shareholders of each of the Companies have approved and authorized this Agreement and the Contemplated Transactions, in each case without condition, limitation or restriction. Each of the Companies and each Shareholder has the respective right, power, authority, and capacity to execute and deliver this Agreement and the Company Closing Documents to which it is a party and to perform each of their obligations under this Agreement and the Company Closing Documents to which it is a party.

                  (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of either of the Companies, or (B) any resolution adopted by the board of directors or the stockholders of either of the Companies;

                           (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions;

                           (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by either of the Companies;

                           (iv) cause either of the Companies to become subject to, or to become liable for the payment of, any material Tax;

                           (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

                           (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by either of the Companies.

         3.3.     Capitalization.

         The authorized equity securities of Health Data Services consist of 500 shares of common stock, no par value, of which 100 shares are issued and outstanding and constitute the Health Data Services Shares, and are held as set forth in Schedule 3.3. The authorized equity securities of Patient Account Management consist of 850 shares of common stock, no par value, of which 175 shares are issued and outstanding and constitute the Patient Account Management Shares, and are held as set forth in Schedule 3.3. The Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of either of the Companies. None of the outstanding equity securities or other securities of either of the Companies was issued in violation of the Securities Act or any other Legal Requirement. Neither of the Companies owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4.     Financial Statements.

         The Companies have delivered to the Purchaser: (a) audited combined balance sheets of the Companies as at December 31, 1999, and December 31, 1998, and the related audited combined statements of income, retained earnings, and cash flows for each of the fiscal years then ended, together with the report thereon of Hausser & Taylor LLP, independent auditors (the "Audited Balance Sheet"), and (b) an unaudited combined balance sheet of the Companies as at September 30, 2000 (the "Interim Balance Sheet") and the related unaudited combined statements of income, retained earnings and cash flows and supplementary data for the nine months then ended. Such financial statements and notes fairly present the financial condition and the results of operations and cash flows of the Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the Interim Balance Sheet, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the last audited statement); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. Neither of the Companies has been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board of March, 1975), which would be required to be disclosed or accrued in financial statements of the Companies were such statements prepared as of the date hereof. No financial statements of any Person other than the Companies are required by GAAP to be included in the consolidated financial statements of the Companies.

         3.5.     Books and Records.

         The books of account, minute books, stock record books, and other records of the Companies are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Companies are true and complete in all material respects and neither of the Companies have taken any action not reflected in the minutes which would have a material adverse effect on the Companies.

         3.6.     Title to Properties; Encumbrances.

         Neither of the Companies owns any real property. Schedule 3.6 contains a list of all Leased Real Property or other interests therein owned or leased by the Companies. The Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that each of the Companies purports to own or reflected as owned in the books and records of each of the Companies, including all of the properties and assets reflected in the Audited Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed in Schedule 3.6 and personal property sold since the date of the Audited Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business and consistent with past practice), and all of the properties and assets purchased or otherwise acquired by the Companies since the date of the Audited Balance Sheet (except for personal property acquired and sold since the date of the Audited Balance Sheet in the Ordinary Course of Business and consistent with past practice). All properties and assets reflected in the Audited Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of the Leased Real Property, subject to any restrictions set forth in the leases for such Leased Real Property, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Audited Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current Taxes not yet due.

         3.7.     Condition and Sufficiency of Assets.

         Those aspects of the buildings, facilities, structures, and equipment of and used by the Companies for which the Companies are responsible, and to the Knowledge of the Companies and the Shareholders, those aspects of the buildings, facilities, structures, and equipment of and used by the Companies for which other Persons other than the Companies are responsible, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, facilities, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, facilities, structures and equipment of the Companies are sufficient for the continued conduct of the Business of each respective Company after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8.     Accounts Receivable.

         All accounts receivable of the Companies that are reflected on the Audited Balance Sheet or the Interim Balance Sheet or on the accounting records of the Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the

Closing Date current and collectible, without setoff, net of the respective reserves shown on the Audited Balance Sheet or the Interim Balance Sheet or on the accounting records of the Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

         3.9.     No Undisclosed Liabilities.

         Except as set forth in Schedule 3.9, neither of the Companies has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Audited Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.10.    Taxes.

                  (a) Since their inception, each of the Companies have had in effect valid and binding elections to be treated as an "S Corporation" within the meaning of IRC Sections 1361 et. seq. for federal income tax purposes.

                  (b) Each of the Companies has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to each of them pursuant to applicable Legal Requirements. Each of the Companies has delivered to Purchaser copies of, and Schedule 3.10(b) contains a complete and accurate list of, all filings prepared by each of the Companies with respect to income for federal income tax purposes since December 31, 1995. Each of the Companies has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to Tax Returns or otherwise, or pursuant to any assessment received by either of the Companies, except such Taxes, if any, as are listed in Schedule 3.10(b) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Audited Balance Sheet and the Interim Balance Sheet.

                  (c) The United States federal and state income Tax Returns of each of the Companies subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1995. Schedule 3.10(c) contains a complete and accurate list of all audits of all Tax Returns from December 31, 1995, through such period, including a description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.10(c), are being contested in good faith by appropriate proceedings. Schedule 3.10(c) describes all adjustments to the United States federal income Tax Returns filed by the Companies or any group of corporations including the Companies for all taxable years since 1995, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.10(c), neither of the Companies has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other

Person) of any statute of limitations relating to the payment of Taxes of the Companies or for which either of the Companies may be liable.

                  (d) The charges, accruals, and reserves with respect to Taxes on the books of the Companies are adequate (determined in accordance with GAAP). There exists no proposed tax assessment against either of the Companies except as disclosed in the Audited Balance Sheet or in Schedule 3.10(d). No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by either of the Companies. All Taxes that the Companies are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (e) All Tax Returns filed by the Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Companies after the date of this Agreement.

         3.11.    No Material Adverse Change.

         Since the date of the Audited Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, working capital or condition of the Companies, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.12.    Employee Benefits.

                  (a) Except as disclosed on Schedule 3.12(a), no other corporation, trade, business, or other entity, other than the Companies, would now or in the past constitute a single employer within the meaning of Section 414 of the IRC. Each of the Companies and any other entities which now or in the past constitute a single employer within the meaning of IRC Section 414 are hereinafter collectively referred to as the "Company Group."

                  (b) Schedule 3.12(b) contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of any member of the Company Group ("Employees"), and indicating, with respect to each, the plans for which each of the Companies currently maintains or contributes to on behalf of each of their employees:

                           (i)      Any employee benefit plan as defined in
                  Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to Employees, has any outstanding, present, or future obligation or liability, or under which any Employee or former Employee has any present or future right to benefits which are covered by ERISA; or

                           (ii)     Any other pension, profit sharing,
                  retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

                  The plans, programs, policies, or arrangements described in subparagraph (i) or (ii) above are hereinafter collectively referred to as the "Company Plans." Each of the Companies has delivered to Purchaser true and complete copies of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with
(A) all documents, including without limitation, Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (B) attorney's response to an auditor's request for information for each of the three most recently completed plan years; and (C) financial statements and actuarial reports, if any, for each Company Plan for the three most recently completed plan years.

                  (c) Except as to those plans identified on Schedule 3.12(c) as tax-qualified Company Plans (the "Company Qualified Plans"), no member of the Company Group maintains or previously maintained a Company Plan which meets or was intended to meet the requirements of IRC Section 401(a). The Internal Revenue Service has issued favorable determination letters to the effect that each Company Qualified Plan qualifies under IRC Section 401(a) and that any related trust is exempt from taxation under IRC Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan have been delivered to Purchaser. Except as disclosed on Schedule 3.12(c), no Company Qualified Plan has been amended since the issuance of each respective determination letter. The Company Qualified Plans currently comply in form with the requirements under IRC Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of IRC Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Any Company Qualified Plan which is required to satisfy IRC Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, IRC Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date.

                  (d) Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.

                  (e) Except as expressly identified on Schedule 3.12(e), no termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

                  (f) No member of the Company Group maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA
Section 3(2) that is or was subject to Title IV of ERISA.

                  (g) Except as listed in Schedule 3.12(g), any Company Plan can be terminated on or prior to the Closing Date without liability to any member of the Company Group or Purchaser, including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Audited Balance Sheet.

                  (h) Each member of the Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable laws and contracts to be paid as a contribution to each Company Plan. In conformity with GAAP, the Balance Sheet accurately reflects all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans.

                  (i) No member of the Company Group has any past, present or future obligation or liability to contribute or has contributed to any multiemployer plan as defined in ERISA Section 3(37).

                  (j) No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in IRC Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in IRC Section 4975 or ERISA
Section 406). All members of the Company Group and all "fiduciaries" (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the IRC or a fine under ERISA.

                  (k) Each member of the Company Group has complied with the continuation coverage requirements of Section 4980B of the IRC, Section K, Chapter 100 of the IRC and ERISA Sections 601 through 608 ("COBRA"), and with the portability, access and renewability provisions of ERISA Sections 701 through 712.

                  (l) Except as disclosed on Schedule 3.12(l), no member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

                  (m) No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in IRC Section 280G(b) (determined without regard to IRC
Section 280G(b)(2)(A)(ii)).

                  (n) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

                  (o) The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Employees may be entitled thereunder.

                  (p) Other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee or any current employee of either of the Companies upon retirement or termination of employment under any Company Plan.

                  (q) Since the date of the Audited Balance Sheet, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any of the employees of either of the Companies, other than in the normal course of business and consistent with past practice; (ii) has not made any commitment and has not incurred any liability to any labor union; (iii) has not paid or agreed to pay any bonuses or severance pay; (iv) has not increased any benefits or rights under any Company Plan; and (v) has not adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

         3.13.    Compliance with Legal Requirements; Governmental
                  Authorizations.

                  (a)      Except as set forth in Schedule 3.13(a):

                           (i) Each of the Companies is, and at all times since the date of the Audited Balance Sheet, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of each respective Business of the Companies or the ownership or use of any of their respective Assets;

                           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either of the Companies of, or a failure on the part of either of the Companies to comply with, any material Legal Requirement; and

                           (iii) Neither of the Companies has received, at any time since the date of the Audited Balance Sheet, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement.

                  (b) Schedule 3.13(b) contains a complete and accurate list of each material Governmental Authorization that is held by either of the Companies or that otherwise relates to the Business of, or to any of the Assets owned or used by, either of the Companies or that is necessary for the conduct of the Business by each of the respective Companies. Each Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b):

                           (i) Each of the Companies is, and at all times since the date of the Audited Balance Sheet, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b);

                           (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                  Schedule 3.13(b);

                           (iii) Neither of the Companies has received, at any time since the date of the Audited Balance Sheet, any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; and

                           (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.13 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         3.14.    Legal Proceedings; Orders.

                  (a) Except as set forth in Schedule 3.14, there is no pending Proceeding:

                           (i) that has been commenced by or against either of the Companies or that could impair either of the Companies' use of any of their respective Assets; or

                           (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of the Companies and the Shareholders, (1) no such Proceeding has been Threatened in writing, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Schedule 3.14 will not have a material adverse effect on the operations, Assets, condition, or prospects of the Business of either of the Companies.

                  (b)      Except as set forth in Schedule 3.14:

                           (i) there is no material Order to which either of the Companies, or any of the Assets owned or used by either of the Companies, is subject; and

                           (ii) to the Knowledge of Companies and the Shareholders, no officer, director, agent, or employee of either of the Companies is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of either of the Companies.

         3.15.    Absence of Certain Changes and Events.

         Except as set forth in Schedule 3.15, since the date of the Audited Balance Sheet, the Companies have conducted each of their respective Businesses only in the Ordinary Course of Business and there has not been any:

                  (a) change in either of the Companies' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of either of the Companies; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by either of the Companies of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of either of the Companies;

                  (c) payment or increase by either of the Companies of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, except for year-end bonuses to any such individual to the extent accrued in the financial statements referenced in Section 3.4 hereof;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of either of the Companies;

                  (e) damage to or destruction or loss of any asset or property of either of the Companies, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of either of the Companies;

                  (f) entry into, termination of, or receipt of notice of termination of any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of either of the Companies or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of either of the Companies;

                  (h) cancellation or waiver of any material claims or rights;

                  (i) change in the accounting methods used by either of the Companies; or

                  (j) agreement, whether oral or written, by either of the Companies to do any of the foregoing.

         3.16.    Contracts; No Defaults.

                  (a) Schedule 3.16(a) contains a complete and accurate list, and the Companies have delivered to Purchaser true and complete copies, of (or with respect to those items which are not in writing, a description of the parties and material terms of each such item):

                           (i) each Applicable Contract that involves performance of services or delivery of goods or materials by either of the Companies of an amount or value in excess of $37,500;

                           (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to either of the Companies of an amount or value in excess of $37,500;

                           (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of either of the Companies in excess of $37,500;

                           (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $37,500 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets but excluding standard nondisclosure agreements and licenses of commercially available software;

                           (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by either of the Companies with any other Person;

                           (viii)   each Applicable Contract containing
                  covenants that in any way purport to restrict the business activity of either of the Companies or any Shareholder or limit the freedom of either of the Companies or any Shareholder to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and other than commission arrangements with sales employees of either of the Companies entered into in the Ordinary Course of Business;

                           (x) each power of attorney that is currently effective and outstanding;

                           (xi)     each Applicable Contract for capital
                  expenditures;

                           (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by either of the Companies other than in the Ordinary Course of Business; and

                           (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing Contracts, identified or required to be identified ((i) -
                  (xiii) are collectively, the "Material Contracts").

                  (b) Except as set forth in Schedule 3.16(b), no Shareholder (and no Related Person of any Shareholder) has or may acquire any rights under, or has or may become subject to any obligation or liability under, any Applicable Contract that relates to the Business of, or any of the Assets owned or used by, either of the Companies.

                  (c) Except as set forth in Schedule 3.16(c), each Material Contract is in full force and effect and is valid and enforceable against the Companies, and to the Knowledge of the Companies and the Shareholders, against the other parties thereto, in accordance with its terms.

                  (d)      Except as set forth in Schedule 3.16(d):

                           (i) Each of the Companies is, and at all times since the date of the Audited Balance Sheet, has been, in compliance with all applicable terms and requirements of each Material Contract under which either of the Companies has or had any obligation or liability;

                           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give either of the Companies, or to the Knowledge of the Companies and the Shareholders, any other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, reprice, or modify, any Material Contract; and

                           (iii) Neither of the Companies has given to or received from any other Person, at any time since the date of the Audited Balance Sheet, any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

                  (e) The Companies represent that all requests from customers for remedial or similar corrective actions since Jan. 1, 1999, are documented in the written or electronic records of the Companies, which evidence that the requests were initiated by the customers. Such records shall also reflect the actions taken by the Companies in response to such requests. To the Knowledge of the Companies and the Shareholders, no such requests remain outstanding, which have a reasonable probability, individually or in the aggregate, of resulting in a material adverse change on the Business of the Companies.

                  (f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to either of the Companies under current or completed Material Contracts with any Person and to the Knowledge of the Companies and the Shareholders no such Person has made written demand for such renegotiation.

         3.17.    Insurance.

                  (a) Each of the Companies has delivered to Purchaser true and complete copies of all policies of insurance to which each of the Companies is a party or under which each of the Companies, or any director of either of the Companies, is or has been covered at any time since December 31, 1998.
Schedule 3.17(a) describes the material terms of each such policy of insurance and the coverages provided for thereunder.

                  (b)      Schedule 3.17(b) describes:

                           (i) any self-insurance arrangement by or affecting either of the Companies, including any reserves established thereunder; and

                           (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by either of the Companies.

                  (c) Schedule 3.17(c) sets forth, by year, for the current policy year and each of the two preceding policy years:

                           (i) a summary of the loss experience under each policy;

                           (ii) a statement describing each claim under an insurance policy for an amount in excess of $37,500; and

                           (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d)      Except as set forth on Schedule 3.17(d):

                           (i)      All policies to which either of the
                  Companies is a party or that provide coverage to either of the Companies or any director or officer of either of the
                  Companies:

                                    (A)      are valid, outstanding, and
                           enforceable;

                                    (B)      to the Knowledge of the Companies
                           and the Shareholders, are issued by an insurer that is financially sound and reputable; and

                                    (C)      do not provide for any
                           retrospective premium adjustment or other experienced-based liability on the part of either of the Companies.

                           (ii) Neither of the Companies has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) Each of the Companies has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which either of the Companies is a party or that provides coverage to either of the Companies or any director thereof.

                           (iv) Each of the Companies has given notice to the insurer of all claims that may be insured thereby.

         3.18.    Environmental Matters.


         Except as set forth in Schedule 3.18:

                  (a) Each of the Companies is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither of the Companies has any basis to expect, nor has either of the Companies or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which either of the Companies has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by either of the Companies or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the Knowledge of the Companies or the Shareholders, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any

Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which either of the Companies has or had an interest.

                  (c) Neither of the Companies nor the Shareholders have any Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which either of the Companies had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by either of the Companies or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither of the Companies, nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets in which either of the Companies (or any predecessor) had an interest.

                  (e) There are no Hazardous Materials present on or in the Environment at the Facilities except in compliance with all applicable Environmental Laws.

                  (f) There has been no Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets in which either of the Companies had an interest.

                  (g) Each of the Companies has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by either of the Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by either of the Companies or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

         3.19.    Employees.

                  (a) Schedule 3.19(a) contains a list of the following information for each full-time, part-time or temporary employee or director of each of the Companies, including each employee on leave of absence or layoff status: name; job title; current employment status and current compensation.
Schedule 3.19(a) also contains a list of all written contracts of employment to which either of the Companies is a party, except for contracts which can be terminated without liability upon not more than thirty (30) days notice.

                  (b) To the Knowledge of the Companies and the Shareholders, no employee or director of either of the Companies is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director, or (ii) the ability to conduct the Business of either of the Companies. To the Knowledge of the Companies and the Shareholders, no director, officer, or other key employee of either of the Companies intends to terminate his employment.

                  (c) Schedule 3.19(c) also contains a complete and accurate list of the following information for each retired employee or director of each of the Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.20.    Labor Relations; Compliance.

                  (a) Neither of the Companies is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of the Companies and the Shareholders there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) except as set forth on Schedule 3.20, any pending proceeding against or affecting either of the Companies relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting either of the Companies, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by either of the Companies, and no such action is contemplated. Each of the Companies has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. Neither of the Companies is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements, or for any other legal requirement relating to the employer-employee relationship.

                  (b) Schedule 3.20 contains a complete list of employment-related lawsuits and/or governmental administrative proceedings to which either of the Companies is currently a party. This list includes any employment-related disputes brought under any applicable federal, state or local laws, as well as all administrative actions including, but not limited to, those proceedings before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Agency and the Department of Labor, and any state counterparts to such agencies.

         3.21.    Intellectual Property.

                  (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

                           (i) The name, all fictional business names, trade names, styles, logos, domain names, Universal Resource Locators, registered and unregistered trademarks and service marks, and applications therefor, including, without limitation, intent to use applications of each of the Companies and the goodwill relating thereto (collectively, "Marks");

                           (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights") and all such works, including, without limitation, computer programs and databases; and

                           (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, patent applications, unpublished works, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, licensed, developed or created by or for either of the Companies.

                  (b)      Agreements.

                           (i) Schedule 3.21(b)(i) describes any royalties paid or received by each of the Companies under all Contracts relating to the Intellectual Property Assets, except for licenses for commercial off-the-shelf software programs under which either of the Companies is the licensee. Neither Company has granted ownership of or any rights or licenses with respect to any Intellectual Property Asset except as set forth on Schedule 3.21(b)(i). There are no outstanding and, to the Knowledge of the Companies and the Shareholders, no Threatened disputes or disagreements with respect to any Contract identified on Schedule 3.21(b)(i).

                           (ii) Schedule 3.21(b)(ii) lists all contracts, licenses and agreements between the Companies and any other Person, including but not limited to customers and suppliers of the Companies, whereby the Companies have agreed to, or assumed any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by either of the Companies or such other Person of the Intellectual Property Assets of any Person other than the Companies.

                  (c)      Intellectual Property Assets Necessary for the
         Business.

                  The Intellectual Property Assets are all those necessary for the operation of the Business as currently conducted. Each of the Companies is the owner of all right, title, and interest in and to each of their respective Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets. All Intellectual Property Assets acquired from a third party by either of the Companies are subject to a valid, written assignment from the creators or developers of such Intellectual Property Assets, which assignments have been properly recorded in the appropriate

U.S. Government offices. To the Knowledge of the Companies and the Shareholders, no Person is or has infringed or misappropriated any Intellectual Property Asset.

                  (d)      Patents.

                  Neither of the Companies owns any Patents. To the Knowledge of the Companies and the Shareholders, there is no potentially interfering or blocking patent or patent application of any third party. None of the products manufactured or sold, nor any process or know how used, by either of the Companies infringes any patent or proprietary right of any other Person.

                  (e)      Trademarks

                           (i) Schedule 3.21(e) contains a complete and accurate list by Mark, Registration or Serial Number and summary description of all Marks registered with or applied for in the U.S. Patent and Trademark Office. Each of the Companies is the owner of all right, title, and interest in and to each of their respective Marks, free and clear of all Encumbrances.

                           (ii) To the Knowledge of the Companies and the Shareholders, there is no potentially interfering trademark or trademark application of any third party.

                           (iii) No Mark is infringed or, to the Knowledge of the Companies and the Shareholders, has been challenged or threatened in any way. None of the Marks used by either of the Companies infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  (f)      Copyrights

                           (i) Schedule 3.21(f) contains a complete and accurate list and summary description of all Copyrights material to the conduct of the Business. Each of the Companies is the owner of all right, title, and interest in and to each of their respective Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) No Copyright is infringed or, to the Knowledge of each of the Companies and the Shareholders, has been challenged or threatened in any way. None of the works encompassed by the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                           (iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

                  (g)      Trade Secrets

                           (i)      Each of the Companies has taken all
                  reasonable precautions to protect the secrecy, confidentiality, and value of its respective Trade Secrets material to the conduct of the Business.

                           (ii) Each of the Companies has good title and an absolute right to use its respective Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Companies and the Shareholders, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or both of the Companies) or to the detriment of either of the Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  (h) The operation of the Business of the Companies as such business is currently conducted does not infringe or misappropriate the Intellectual Property Assets of any Person. Neither of the Companies has received any notice or claim that the operation of the Business of the Companies as such is currently conducted infringes or misappropriates the Intellectual Property Assets of any Person.

         3.22.    Certain Payments.


         Neither of the Companies nor any of their respective directors, officers, agents, or employees, or any other Person associated with or acting for or on behalf of either of the Companies, has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to improperly obtain favorable treatment in securing business,
(ii) to improperly pay for favorable treatment for business secured, (iii) to improperly obtain special concessions or for special concessions already obtained, for or in respect of either of the Companies, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of either of the Companies.

         3.23.    Disclosure.

                  (a) No representation or warranty of the Shareholders in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) There is no fact known to either of the Companies or any Shareholder that is known to have specific application to either the Business of the Companies (other than general economic or industry conditions) and that materially adversely affects the Assets, Business, prospects, financial condition, or results of operations of either of the Companies that has not been set forth in this Agreement or the Disclosure Schedule.

         3.24.    Relationships with Related Persons.

         Except as set forth in Schedule 3.24, no Related Person of either of the Companies has, or since the date of the Audited Balance Sheet has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business of the Companies. No Related Person of either of the Companies is, or since the date of the Audited Balance Sheet has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with either of the Companies.

         3.25.    Brokers or Finders.

         Except for Jefferies & Company, Inc., the fees and expenses of which shall be paid by the Shareholders, neither of the Companies has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.26.    Charter Provisions, Etc.

         Each of the Companies has taken all action so that the entering into of this Agreement and the consummation of the Contemplated Transactions do not and will not result in the grant of any rights to any Person (other than the Shareholders) under the Organizational Documents of either of the Companies or restrict the ability of Purchaser to otherwise exercise the rights of the Shareholders with respect to the Shares.

         3.27.    HSR Compliance

         Neither the Companies nor any of the Shareholders constitute an "ultimate parent entity" under the HSR Act, or is a person (or included in a person) that has total assets of $10,000,000 or more, or had net sales during the last fiscal or calendar year in excess of $10,000,000 as a result of the conduct of the Business of the Companies or any other business of such Shareholder, within the meaning of, and determined in accordance with, the HSR Act. The Companies and the Shareholders have consulted with counsel in making such representations.

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser represents and warrants to the Shareholders as follows:

         4.1.     Organization and Good Standing.


         Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2.     Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of the Escrow Agreement and the Employment Agreements (collectively, the "Purchaser's Closing Documents"), the Purchaser's Closing Documents will constitute the legal, valid, and binding obligations of the Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has the right, power, and authority to execute and deliver this Agreement and the Purchaser's Closing Documents and to perform its obligations under this Agreement and the Purchaser's Closing Documents.

                  (b) Neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the Contemplated Transactions by Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Purchaser's Organizational Documents;

                           (ii) any resolution adopted by the board of directors or the stockholders of Purchaser;

                           (iii) any Legal Requirement or Order to which Purchaser may be subject; or

                           (iv) any material Contract to which Purchaser is a party or by which Purchaser may be bound.

         Purchaser is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3.     Certain Proceedings.

         There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Purchaser's Knowledge, no such Proceeding has been Threatened.

         4.4.     Brokers or Finders.


         Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.       COVENANTS

         5.1.     Access and Investigation.

         Between the date of this Agreement and the Closing Date, each of the Companies will, and will cause their Representatives to, (a) afford Purchaser and its Representatives (collectively, "Purchaser's Advisors") full and free access to the personnel, properties (including for purposes of subsurface and other environmental testing), contracts, books and records, and other documents and data of each of the Companies, (b) furnish Purchaser and Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and Purchaser's Advisors with such additional financial, operating, and other data and information as Purchaser may reasonably request.

         5.2.     Operation of the Business of the Companies.

         Between the date of this Agreement and the Closing Date, each of the Companies will:

                  (a) conduct the Business of each of the Companies only in the Ordinary Course of Business;

                  (b) use its respective Best Efforts to preserve intact the current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each of the Companies;

                  (c) confer with Purchaser concerning operational matters of a material nature; and

                  (d) otherwise report periodically to Purchaser concerning the status of the Business, operations, and finances of the Companies.

         5.3.     Negative Covenant.

         Except as otherwise expressly permitted by this Agreement, between November 30, 2000, and the Closing Date, neither of the Companies will, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 could occur.

         5.4.     Permitted Distribution.

         Notwithstanding the provisions of Section 5.3, the Companies shall not make any dividend or other distribution to the Shareholders prior to the Closing of the tangible and intangible assets and obligations of the Companies, except as set forth on Exhibit B.

         5.5.     Saltzberg Lease.

         Saltzberg covenants and agrees that, with respect to that certain lease by and between Olin Residential Community Indian Hills Apartments and Saltzberg, with regard to certain leased real property in Boyton Beach, Florida (the "Saltzberg Lease"), that (i) the Saltzberg Lease will terminate on January 31, 2001, (ii) neither Saltzberg nor the landlord with respect to the Saltzberg Lease have taken any action to renew the Saltzberg Lease, and (iii) the Saltzberg Lease has not been renewed.

         5.6.     Required Approvals.

         As promptly as practicable after the date of this Agreement, each of the Companies and the Shareholders will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, each of the Companies and the Shareholders will cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

         5.7.     Indebtedness of Related Persons.

         Except as expressly provided in this Agreement, each of the Companies will cause all indebtedness owed to either of the Companies by any Related Person to be paid in full prior to or simultaneous with Closing.

         5.8.     No Negotiation.

         Until such time, if any, as this Agreement is terminated pursuant to
Section 8, neither of the Companies nor any Shareholder will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Business or Assets (other than in the Ordinary Course of Business) of either of the Companies, or any of the capital stock of either of the Companies, or any merger, consolidation, business combination, or similar transaction involving either of the Companies.

         5.9.     Best Efforts.

         Between the date of this Agreement and the Closing Date, each of the Parties will use their respective Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

         5.10.    Confidentiality.

         Each Shareholder will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.10. If, in the absence of a protective order or the receipt of a waiver hereunder, such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that such Shareholder shall use its reasonable efforts to obtain, at the reasonable request of the Purchaser and at the Purchaser's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The provisions of this Section 5.10 shall also apply to the Companies and their Representatives during the period prior to the Closing.

         5.11.    Books and Records; Cooperation.

                  (a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Shareholders and the Purchaser will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. The Shareholders acknowledge and agree that from and after the Closing the Purchaser will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies in this Agreement; provided, however, that for a period of five (5) years following the Closing Date, the Purchaser shall retain, and the Shareholders shall have the right to obtain access, to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof (at the sole cost and expense of such Shareholder) for a proper purpose, such as in connection with the preparation of their Tax Returns.

                  (b) Following the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the period on or prior to the Closing Date involving the Companies or the Shareholders, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder). Notwithstanding the foregoing, costs and expenses for salary and incidental expenses of employees cooperating will not be reimbursable unless the time commitment with respect to such cooperation is material.

6.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

         Purchaser's obligation to effect the Closing and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

         6.1.     Accuracy of Representations.

         The representations and warranties of the Shareholders in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         6.2.     Performance of Companies and Shareholders.

                  (a) The covenants and obligations that each of the Companies and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

                  (b) The Companies and the Shareholder Representative must have delivered each of the following executed documents:

                           (i) an Employment Agreement among Parent, and each of Saltzberg, DelBrocco, Moore, and Shaw, in the form of Exhibit C (each, an "Employment Agreement");

                           (ii)     a Noncompetition and Assignment of
         Inventions Agreement with a term of five (5) years, in the form of Exhibit D, executed by each Shareholder (each, a "Noncompetition Agreement");

                           (iii) proprietary information agreements, executed by the Companies and Trent Hanes, with regard to the Intellectual Property Assets of the Companies, in form and substance reasonably satisfactory to the Purchaser;

                           (iv)     the Escrow Agreement;

                           (v) a certificate executed by the Shareholder Representative representing and warranting to the Purchaser that each of the Shareholders' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

         6.3.     Consents.

         Each of the Consents identified in Exhibit F must have been obtained and must be in full force and effect.

         6.4.     Additional Documents.

         Each of the following documents shall have been delivered to Purchaser:

                  (a) an opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. dated the Closing Date, in the form of Exhibit G;

                  (b) an estoppel certificate executed on behalf of the landlord of the facilities located at (i) 673-A Alpha Drive, Highland Heights, Ohio, (ii) 675-B & C Alpha Drive, Highland Heights, Ohio,
         (iii) 675-E Alpha Drive, Highland Heights, Ohio, and (iv) 675-G Alpha Drive, Highland Heights, Ohio, dated as of a date not more than twenty
         (20) days prior to the Closing Date, each in the form of Exhibit H; and

                  (c) a certificate of the Secretary of each of the Companies as to the incumbency of each of its officers, a copy of a certificate evidencing the incorporation and good standing of each of the Companies in each state where each such Company is qualified, a copy of the articles and bylaws of each of the Companies, and a copy of the resolutions adopted by the board of directors and the shareholders of each of the Companies with respect to the transactions contemplated by this Agreement;

                  (d) such other documents as Purchaser may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.3(a), (ii) evidencing the accuracy of the representations and warranties of the Shareholders, (iii) evidencing the performance by Companies and the Shareholders of, or the compliance by the Companies and the Shareholders with, any covenant or obligation required to be performed or complied with by the Companies and the Shareholders, (iv) evidencing the satisfaction of any condition referred to in this Section 6, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         6.5.     Minimum Cash of the Companies.

         As of November 30, 2000, the Shareholders shall have caused the Companies to have cash in an amount which is not less than $1,039,717.00.

         6.6.     No Proceedings.

         Since the date of this Agreement, there must not have been commenced or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, or (c) that involves any material claim against either of the Companies.

         6.7.     No Claim Regarding Ownership or Sale Proceeds.

         There must not have been made or Threatened by any Person any claim asserting that such Person (other than a Shareholder) (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, either of the Companies, or (b) is entitled to all or any portion of the Stock Purchase Consideration.

         6.8.     No Prohibition.

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

         6.9.     Due Diligence.

         Purchaser's due diligence investigation and review and audit of the Disclosure Schedule shall not reveal any fact or circumstance which in Purchaser's judgment exercised in good faith would make the completion of the Contemplated Transactions inappropriate or inadvisable.

         6.10.    Section 338(h)(10) Election.

         Each of the Companies and the Shareholders shall jointly make and consent to, as the case may be, and shall deliver to Purchaser at Closing all forms required to effect, an election under Section 338(h)(10) of the IRC, and any applicable analogous provision of state or local law (a "Section 338(h)(10) Election"), with respect to the sale and acquisition of the Shares hereunder.

7. CONDITIONS PRECEDENT TO THE COMPANIES' AND THE SHAREHOLDERS' OBLIGATION TO CLOSE

         Each of the Companies' and the Shareholders' obligation to effect the Closing and to take the other actions required to be taken by each of the Companies and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Companies or the Shareholder Representative, in whole or in part):

         7.1.     Accuracy of Representations.

         Purchaser's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         7.2.     Purchaser's Performance.

                  (a) The covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                  (b) Purchaser must have executed and delivered each of the Employment Agreements and the Escrow Agreement.

         7.3.     Additional Documents.

         Purchaser must have caused the following documents to be delivered to the Shareholder Representative:

                  (a) an opinion of Powell, Goldstein, Frazer & Murphy LLP, dated the Closing Date, in the form of Exhibit I, and an opinion of Robert Q. Jones, dated the Closing Date, in the form of Exhibit J; and

                  (b) such other documents as the Companies or the Shareholder Representative may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 6.4(a),
(ii) evidencing the accuracy of any representation or warranty of Purchaser,
(iii) evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, (iv) evidencing the satisfaction of any condition referred to in this
Section 7, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         7.4.     No Injunction.

         There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the Contemplated Transactions.

8.       TERMINATION

         8.1.     Termination Events.

         This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Purchaser, or the Companies and the Shareholder Representative, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived;

                  (b)      (i)      by Purchaser if any of the conditions in
Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by the Companies and the Shareholder Representative, if any of the conditions in
Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Companies or the Shareholders to comply with their obligations under this Agreement), and neither the Companies nor the Shareholders has waived such condition on or before the Closing Date;

                  (c) by mutual consent of Purchaser, and the Companies and the Shareholder Representative; or

                  (d) by either Purchaser, or the Companies and the Shareholder Representative, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 11, 2000, or such later date as the parties may agree upon.

         8.2.     Effect of Termination.

         Each Party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 5.10, 10.1, 10.4, 10.13, 10.15, and 10.16 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9.       INDEMNIFICATION; REMEDIES

         9.1.     Survival.

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the certificate delivered pursuant to
Section 6.2(b)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         9.2. Indemnification and Payment of Damages by the Companies and the Shareholders.

         The Companies (prior to the Closing) and the Shareholders, jointly and severally, will indemnify and hold harmless Purchaser and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by the Shareholders in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by the Companies or Shareholders pursuant to this Agreement;

                  (b) any breach by the Companies or Shareholders of any covenant or obligation of the Companies or Shareholders in this Agreement;

                  (c) the operation of the Business of the Companies or the Assets prior to Closing, including, without limitation, any product shipped or manufactured by, or any services provided by, the Companies prior to the Closing Date;

                  (d) any matter disclosed in Schedule 3.14, including, without limitation, litigation involving Allegheny Health Education Research Foundation;

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Companies (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

                  (f) any liability or obligation with respect to the following matters:

                           (i) any and all income Taxes, sales Taxes or other Taxes for periods prior to the Closing Date, except to the extent that sales Taxes have been properly accrued or reserved for on the Closing Balance Sheet;

                           (ii) any claim that the operation of the Business of the Companies or the Assets prior to the Closing Date violated any Legal Requirement or the rights of any third parties (under contract, in tort or otherwise), including, without limitation, any claims with respect to product liability (except to the extent adequately reserved on the Closing Balance Sheet);

                           (iii) any liability or obligation to any officer, director or employee of the Companies, for indemnification or otherwise, arising out of or in connection with the operation or conduct of the Business of the Companies prior to Closing, including, without limitation, any indemnification claim arising out of or in connection with any claim, suit, investigation or other matter pending against the Companies following the Closing;

                  (g) any liability or obligation arising as a result of the failure of the Companies to make proper and timely filings for the Company Plans on IRS Form 5500.

         9.3.     Indemnification and Payment of Damages by Purchaser.

         Purchaser will indemnify and hold harmless the Shareholders, and will pay to the Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, (b) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         9.4.     Time Limitations.

         If the Closing occurs, Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2(a), other than a breach of Sections 3.1, 3.2, 3.3, 3.6, 3.10, 3.12, 3.25, and 3.27, unless on or before the eighteen (18)-month anniversary of the Closing Date, Purchaser notifies the Shareholder Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; a claim with respect to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.10, 3.12, 3.25, and 3.27, or any covenant or obligation to be performed and complied by the Companies or the Shareholders, may be made at any time.

         9.5.     Limitations on Amount - Shareholders.

                  (a) Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2(a) (other than a breach of Sections 3.1 (except with respect to Section 3.1(b)), 3.2 (except with respect to Section 3.2(b)(v)), 3.3, 3.6, 3.10, 3.12,
3.25, and 3.27), or with respect to the matters described in Sections 9.2(b), 9.2(c), 9.2(e), 9.2(f)(ii), and 9.2(f)(iii), until the total of all Damages with respect to such matters exceeds $200,000, and then only for the amount by which such Damages exceed $200,000. Shareholders will have no liability (for indemnification or otherwise) with respect to those matters described in Section 9.2(d), 9.2(f)(i), and 9.2(g) until the total of all Damages with respect to such matters exceeds $30,000, and then only for the amount by which such Damages exceed $30,000.

                  (b) Shareholders' maximum liability for Damages with respect to a claim for indemnification or reimbursement based upon a breach of the representations and warranties contained in Article 3 of this Agreement (other than a breach of Sections 3.1 (except with respect to Section 3.1(b)), 3.2 (except with respect to Section 3.2(b)(v)), 3.3, 3.6, 3.10, 3.12, 3.25, and
3.27) shall be limited to and shall not exceed $3,000,000 in the aggregate. With regard to claims for indemnification or reimbursement based upon a breach of the representations and warranties contained in Sections 3.1 (except with respect to Section 3.1(b)), 3.2 (except with respect to Section 3.2(b)(v)), 3.3, 3.6, 3.10, 3.12, 3.25, and 3.27 of this Agreement, or a claim for indemnification or reimbursement based upon any other representation or warranty not otherwise specifically referenced above, or any covenant or obligation to be performed and complied by the Companies or the Shareholders, Shareholders' maximum liability for Damages shall not exceed, in the aggregate, the Stock Purchase Consideration.

                  (c) No Shareholder shall have any obligation to indemnify or defend the Purchaser from and against any Damages resulting from, arising out of, relating to, his indemnification obligations arising under Section 9 of this Agreement for any amounts in excess of the Stock Purchase Consideration received by such Shareholder.

                  (d) The limitations set forth in this Section 9.5 will not apply to any breach of representations and warranties of which the Companies or any Shareholder had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Companies or any Shareholder of any covenant or obligation.

         9.6.     Limitations on Amount - Purchaser.

                  (a) Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.3 (other than a breach of Sections 4.1, 4.2, and 4.4) until the total of all Damages with respect to such matters exceeds $200,000, and then only for the amount by which such Damages exceed $200,000.

                  (b) Purchaser's maximum liability for Damages with respect to a claim for indemnification or reimbursement based on a breach of representations and warranties contained in Article 4 (other than a breach of Sections 4.1, 4.2, and 4.4) of this Agreement shall be limited to and shall not exceed $3,000,000 in the aggregate. With regard to claims for indemnification or reimbursement based upon a breach of the representations and warranties contained in Sections 4.1, 4.2, and 4.4 of this Agreement, or a claim for indemnification or reimbursement based upon any other representation or warranty not otherwise specifically referenced above, or any covenant or obligation to be performed and complied by the Purchaser, Purchaser's maximum liability for Damages shall not exceed, in the aggregate, the Stock Purchase Consideration.

                  (c) The limitations set forth in this Section 9.6 will not apply to any breach of any of Purchaser's representations and warranties of which Purchaser had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Purchaser of any covenant or obligation, and Purchaser will be liable for all Damages with respect to such breaches.

         9.7.     Procedure for Indemnification -- Third Party Claims.

                  (a)      Promptly after receipt by an indemnified party under
Section 9.2 or 9.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 9.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) The Companies, the Shareholders, and the Purchaser hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on such Persons with respect to such a claim anywhere in the world.

         9.8.     Procedure for Indemnification -- Other Claims.

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         9.9.     Transaction Escrow.

         As security for the indemnification obligations of the Shareholders under this Agreement, the Purchaser, the Shareholders, and the Escrow Agent shall enter into the Escrow Agreement as of the Closing Date, which shall be funded with Three Million Dollars ($3,000,000) of the Stock Purchase Consideration otherwise payable to the Shareholders (the "Transaction Escrow"). The amounts held in the Transaction Escrow shall be held for a period of eighteen (18) months to secure the obligations of the Shareholders under the indemnification obligations arising under the representations, warranties, and covenants contained in this Agreement. Amounts held under the Transaction Escrow shall be a nonexclusive source of indemnification for any representations, warranties, or covenants under this Agreement, and shall not otherwise limit the liability of the Stockholders with respect to indemnification under this Agreement.

10.      GENERAL PROVISIONS

         10.1.    Expenses.

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, except that the Shareholders shall pay all expenses of the Companies with respect to the Contemplated Transactions, including, without limitation, all fees and expenses of attorneys, accountants, and investment bankers. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         10.2.    Public Announcements.

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser determines. Unless consented to by Purchaser in advance or required by Legal Requirements, prior to the Closing, the Companies and each Shareholder shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Companies and Purchaser will consult with each other concerning the means by which the employees of the Companies, customers, and suppliers and others having dealings with the Companies will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.

         10.3.    Notices.

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other Parties):

         If to the Shareholders:

         Marc Saltzberg
         29 Pepper Creek Drive
         Pepper Pike, Ohio 44124
         Telephone: (216) 464-7456

         with a copy to:

         Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
         The Tower at Erieview
         Suite 2600
         Cleveland, Ohio 44114-1824
         Attention:        Michael A. Ellis
         Telephone:        (216) 696-3311
         Telecopier:       (216) 696-1009

         If to Purchaser, to:

         Per-Se Technologies, Inc.
         2840 Mt. Wilkinson Pkwy.
         Atlanta GA 30339
         Attention:        Chris Perkins
         Telephone:        (770) 444-5300
         Telecopier:       (770) 444-4502

         with a copy to:

         Powell, Goldstein, Frazer & Murphy LLP
         Sixteenth Floor
         191 Peachtree Street, N.E.
         Atlanta, Georgia  30303
         Attention:        Thomas R. McNeill
         Telephone:        (404) 572-6681
         Telecopier:       (404) 572-6999

         10.4.    Jurisdiction; Service of Process.

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in either (i) the courts of the State of Ohio, County of Cuyahoga, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, or (ii) the courts of the State of Georgia, County of Fulton, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         10.5.    Further Assurances.

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         10.6.    Waiver.

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         10.7.    Entire Agreement and Modification.

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         10.8.    Disclosure Schedule.

                  (a) The disclosures in the Disclosure Schedule must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  (c) No due diligence conducted by Purchaser shall limit or be used as a defense by the Companies or the Shareholders with respect to any claim of breach of a representation, warranty or covenant by the Companies or the Shareholders under this Agreement.

         10.9.    Assignments, Successors, and No Third-Party Rights.

         Neither party may assign any of its rights under this Agreement without the prior consent of the other Parties, except that Purchaser may assign any of its rights under this Agreement to any affiliate of Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.

         10.10.   Severability.

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.11.   Section Headings; Construction.

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         10.12.   Time of Essence.

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         10.13.   Governing Law.

         This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

         10.14.   Counterparts.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         10.15.   Shareholder Representative.

                  (a) By executing this Agreement, each of the Shareholders hereby irrevocably constitutes and appoints Marc Saltzberg, acting as hereinafter provided, as his attorney-in-fact and agent in his name, place and stead in connection with the transactions contemplated by this Agreement and matters arising therefrom subsequent to the date hereof, and acknowledges that such appointment is coupled with an interest. By executing and delivering this Agreement, Marc Saltzberg hereby (i) accepts his appointment and authorization as Shareholder Representative to act as attorney-in-fact and agent in the name, place and stead of each of the Shareholders in accordance with the terms of this Agreement, and (ii) agrees to perform his duties and obligations hereunder.

                  (b) Each Shareholder authorizes the Shareholder Representative in the name and on behalf of such Shareholder:

                           (i) to give and receive any notice required or permitted under this Agreement;

                           (ii) to exercise any rights and to take any action required or permitted to be taken under this Agreement;
                  (iii) to negotiate, execute and deliver any amendment to or modification of this Agreement or any of the provisions hereof and any waiver or consent hereunder;

                           (iv) to dispute or to refrain from disputing any claim made by Purchaser under this Agreement and any other agreements, instruments and documents to be delivered by or on behalf of such Shareholder pursuant to this Agreement;

                           (v) to negotiate and compromise any dispute which may arise, and to exercise or refrain from exercising remedies available under this Agreement and the other agreements, instruments and documents delivered or to be delivered by or on behalf of such Shareholder pursuant to this Agreement and to sign any releases or other documents with respect to any such dispute or remedy; and

                           (vi) to give such instructions and to do such other things and refrain from doing such other things as the Shareholder Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and any other agreements, instruments and documents delivered or to be delivered by or on behalf of such Shareholder pursuant to this Agreement.

         Each of the Shareholders agrees to be bound by all agreements and determinations made, and agreements, documents and instruments negotiated, executed and delivered by the Shareholder Representative under this Agreement.

                  (c) Each of the Shareholders hereby expressly acknowledges and agrees that the Shareholder Representative is authorized to act in his name and on his behalf. Notwithstanding any dispute or disagreement among the Shareholders and/or the Shareholder Representative, Purchaser shall be entitled to rely on any and all action taken by the Shareholder Representative under this Agreement and the other agreements, instruments and documents to be delivered by or on behalf of the Shareholders pursuant to this Agreement without any liability to, or obligation to inquire of, any of the Shareholders. Purchaser is hereby expressly authorized to rely on the genuineness of the signatures of the Shareholder Representative, and upon receipt of any writing which reasonably appears to have been signed by the Shareholder Representative, Purchaser may act upon the same without any further duty of inquiry as to the genuineness of the writing.

                  (d) If the Shareholder Representative ceases to function in such capacity for any reason whatsoever, then Shareholders who prior to the Contemplated Transactions held (or their successors in interest) a majority of the Shares may appoint a successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then Purchaser shall have the right but not the obligation to petition a court of competent jurisdiction for appointment of a successor.

                  (e) The authorization of the Shareholder Representative shall be effective until such rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Shareholders hereunder.

         10.16.   Dispute Resolution and Arbitration.

                  (a) If a dispute arises between the Purchaser and the Shareholders out of or under this Agreement, Chris Perkins (or his designee) on behalf of Purchaser, and the Shareholder Representative on behalf of the Shareholders, will attempt in good faith to resolve the dispute. If those persons have not agreed to a resolution within thirty (30) days from the date upon which the dispute was first presented to them, the dispute shall be resolved as provided in Section 10.16(b) below.

                  (b) Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in Cleveland, Ohio, mutually acceptable to the Parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the Parties by giving written notice to each other than such dispute has been referred to arbitration under this

Section 10.16. The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing Party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys' fees) and of the arbitrator against the Party that is unsuccessful in such claim, defense or objection.

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                                       50

         IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Agreement as of the date first written above.

                                    PURCHASER:

                                    Per-Se Technologies, Inc.

                                    By:  /s/ CHRIS E. PERKINS
                                       -----------------------------------------
                                    Name:    Chris E. Perkins
                                    Title:   Senior Vice President,
                                             Corporate Development


                                    COMPANIES:

                                    Health Data Services, Inc.

                                    By:  /s/ MARC SALTZBERG
                                       -----------------------------------------
                                    Name:    Marc Saltzberg
                                    Title:   President

                                    Patient Account Management Services, Inc.

                                    By:  /s/ MARC SALTZBERG
                                       -----------------------------------------
                                    Name:    Marc Saltzberg
                                    Title:   President/CEO


                                    SHAREHOLDERS:
                                    /s/ MARC SALTZBERG
                                    --------------------------------------------
                                    Marc Saltzberg

                                    /s/ RAYMOND DELBROCCO
                                    --------------------------------------------
                                    Raymond DelBrocco

                                    /s/ CHARLES MOORE
                                    --------------------------------------------
                                    Charles Moore

                                    /s/ LARRY SHAW
                                    --------------------------------------------
                                    Larry Shaw